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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549

                                  FORM 12B-25


                                                   SEC FILE NUMBER:  0-20222
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                                                   CUSIP NUMBER:     741872 10 5
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                          NOTIFICATION OF LATE FILING

                                 (Check One):


[] Form 10-K     [] Form 11-K    [] Form 20-F    [X] Form 10-Q    [] Form N-SAR



For Period Ended:                 March 31, 1996
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        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I-REGISTRANT INFORMATION
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Full Name of Registrant:   PRINCETON DENTAL MANAGEMENT CORPORATION
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Former Name if Applicable:
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PART II-RULES 12B-25 (B) AND (C)
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[]    (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[]    (b)      The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calender day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calender day following the prescribed due date; and
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[ ]   (c)    The accountant's statement of other exhibit required by rule
12E-26(c) has been attached if applicable.

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PART III-NARRATIVE
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      State below in reasonable detail the reasons why form 10K, 11-K, 20-F, 10Q or N-SAR or portion thereof could not be filed within the prescribed time period.

   There was a lack of communication between our Company and Bowne of Chicago who services our account which created the untimeliness of the report. We expect the report to be filed by August 31, 1996.

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PART IV-OTHER INFORMATION
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        (1)     Name and telephone number of person to contact in regard to this notification.
                                                847-843-3117
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                (Name)                          (Area Code) Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes [ ] No
        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ ] Yes [ ] No

        If so: attach an explanation of the anticipated change, both narrative and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

           PRINCETON DENTAL MANAGEMENT CORPORATION
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                        (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date______________                      By:_____________________________________